Exhibit 99.1

Harbin Electric Reports Second Quarter 2011 Unaudited Financial
Results

HARBIN, China, August 9, 2011 — Harbin Electric, Inc., ("Harbin Electric" or the "Company"; Nasdaq: HRBN), a leading developer and manufacturer of a wide array of electric motors in the People's Republic of China (“China”), today reported its second quarter 2011 unaudited financial results and filed its quarterly report on Form 10-Q (“Form 10-Q”) for the three months ended June 30, 2011 after market close.

Quarterly Financial Summary

			YoY%
	2Q11	2Q10	Change

Revenue	$131,401,787	$105,435,970	24.6%

Gross Profit	$36,204,109	$35,332,187	2.5%

Gross Profit Margin	27.6%	33.5%

Operating Income	$21,457,888	$28,083,350	-23.6%

Operating Margin	16.3%	26.6%

Net Income Attributable to Controlling Interest	$17,161,938	$25,674,804	-33.2%

Net Profit Margin	13.1%	24.4%

Diluted EPS Attributable to Controlling Interest	$0.55	$0.82	-32.9%

“We are pleased to report record quarterly revenues driven by sales growth across all major product lines. We expect our top line to remain solid in the second half of 2011,” commented Mr. Tianfu Yang, Chairman and Chief Executive Officer of Harbin Electric. “Business conditions have been, and remain, challenging as input costs rose above historical levels due to inflationary pressure, negatively impacting our profit margins.   We believe the best way to deal with these negative factors is to differentiate ourselves from our competition through innovation in technology and products. Therefore, we will continue to invest in new technology, improve manufacturing efficiency, and develop new and proprietary products. We are confident that this will allow us to stay competitive and sustain profitable growth longer term,” concluded Mr. Yang.

Revenue

In the second quarter of 2011, total revenues were $131.4 million, up $26.0 million or 24.6%, compared with $105.4 million in the second quarter of 2010. The significant sales growth was mainly the result of higher sales across all major product lines. In linear motors and related systems, sales were up $4.5 million year-over-year. A slightly lower sales volumes in oil pumps (145 units in the second quarter of 2011, compared with 150 units in the same period of 2010) and in propulsion systems for coal transportation trains were more than offset by higher volumes in other linear motors and sales of new products. In specialty micro motors, sales increased by $3.1 million driven by higher volumes of existing products and sales of new products. Rotary motor sales were up $13.5 million and $5.6 million at Xi’an Tech Full Simo and at Weihai Tech Full Simo, respectively, driven primarily by higher volumes and higher pricing.

Gross Profit Margin

The following table presents the revenue contribution and the gross profit margin by each product line and the corporate average gross margin for the three months ended June 30, 2011 and 2010.

Product Line	Percent of Total Revenues		Gross Profit Margin
	2Q11	2Q10	2Q11	2Q10
Linear Motors and Related Systems	19%	19%	41.3%	60.9%
Specialty Micro-Motors	14%	15%	33.9%	37.1%
Rotary Motors	66%	64%	22.2%	24.4%
Weihai	22%	22%	11.4%	12.2%
Xi'an	44%	42%	27.7%	30.9%
Others	1%	2%	35.4%	38.5%
Total/Average	100%	100%	27.6%	33.5%

The decline in overall gross margin was primarily due to higher raw material costs and labor costs across all product lines. An increase of $0.4 million in depreciation expense in the cost of sales also hurt the overall gross margin. Changes in product mix and selling price also contributed to changes in gross margin..  Although the Company anticipates passing on a portion of the higher costs of raw materials through increased selling prices, it is expected that higher raw material prices will continue to pressure gross margin.

In linear motors and related systems, margin compression was mainly attributable to the following factors in addition to higher raw material and labor costs:

1.
Changes in product mix. Sales volumes of higher margin products – oil pumps and propulsion systems for coal transportation trains – declined in the second quarter of 2011 compared with the same period a year ago, while sales volumes of lower margin products increased significantly.

2.	Lower unit selling prices for certain products. In order to expand our customer base and gain market share, we lowered selling prices for certain products.

In specialty micro motors, lower gross margin was primarily attributable to the following factors in addition to higher raw material and labor costs:

1.
Launch of new products, compared with the second quarter of last year. New product launches generally experience higher manufacturing costs during the start-up stage due to higher costs associated with workforce training, additional test runs, and smaller initial orders, which result in reduced production efficiency.

2.	Changes in product mix. Sales volumes of higher-margin products declined while sales volumes of lower-margin products increased.

In rotary motors, gross margin declined mainly due to higher raw material and labor costs partially offset by higher pricing.

Operating Expenses

Research and development (R&D) expenses increased to $0.9 million in the three months ended June 30, 2011 from $0.4 million in the three months ended June 30, 2010.

Selling, general and administrative expenses (SG&A) amounted to $13.8 million and $6.9 million in the second quarter of 2011 and 2010, respectively, or 10.5% and 6.5% of each quarter’s total revenues. The year-over-year increase in SG&A primarily reflected the following additional expenses compared to the second quarter of 2010:

1.	Expense related to advances on inventory purchases totaling $2.5 million that were written off due to vendors business failures.

2.
Expenses in the second quarter of 2011 related to the Going Private process (see section titled “Recent Events”) totaled $3.3 million. This amount included legal fees associated with the class action lawsuits (see Part II, Item 1 “Legal Proceedings” of the Form 10-Q), fees associated with legal and financial advisors for the Special Committee of the Board of Directors, and other related expenses. The Company expects to recover some of the legal expenses related to the class action lawsuits pursuant to its insurance policy.

Operating profits were $21.5 million and $28.1 million in the second quarter of 2011 and 2010, respectively, with operating margin at 16.3% and 26.6%, respectively.

Net Income

The Company recorded a net income attributable to controlling interest of $17.2 million, or $0.55 per diluted share in the second quarter of 2011, compared with a net income attributable to controlling interest of $25.7 million, or $0.82 per diluted share in the same period of 2010. The net income attributable to controlling interest was 33.1% lower than in the second quarter of 2010 primarily due to the following factors:

1.	Lower gross profit margin (see section titled “Gross Profit Margin”);

2.	Higher research & development expenses (see section titled “Operating Expenses”);
3.	Higher selling, general and administrative expenses (see section titled “Operating Expenses”); and
4.	Higher income tax rate (see section titled “Income Tax”).

The net profit margin (net income attributable to controlling interest as a percentage of total revenues) was 13.1% and 24.4% in the second quarter of 2011 and 2010, respectively.

Income Taxes

Provision for income tax was $6.0 million and $3.8 million in the second quarter of 2011 and 2010, respectively.

The 10% preferential income tax rate at Harbin Tech Full Electric, Inc. (“Harbin Tech Full”), one of the Company’s PRC subsidiaries, expired at the end of 2010. Harbin Tech Full is in the process of applying for a new preferential income tax rate from the Chinese government. Management believes that it is highly likely that Harbin Tech Full will be approved for a 15% preferential income tax rate for 2011. However, since the approval process may take six months or longer, the management of Harbin Tech Full opted for caution and used a 25% standard income tax rate to calculate the provision for income tax. The 25% income tax rate for Harbin Tech Full is the primary reason that has caused the provision for income tax significantly higher in the second quarter of 2011 than in the second quarter of 2010.

Recent Events

On June 19, 2011, the Company entered into an Agreement and Plan of Merger, dated June 19, 2011 (“Merger Agreement”), with Tech Full Electric Company Limited, a Cayman Islands exempted company with limited liability, wholly owned indirectly by Mr. Tianfu Yang, the Company’s Chairman and Chief Executive Officer (“Parent”) and Tech Full Electric Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, at the effective time of the merger, Merger Sub will be merged with and into the Company, the Company will become a wholly-owned subsidiary of the Parent and each of the Company’s shares of common stock issued and outstanding immediately prior to the effective time of the merger (the “Shares”) will be converted into the right to receive $24.00 in cash without interest, except for Shares owned by Parent and Merger Sub (including shares to be contributed to Parent by Mr. Tianfu Yang, affiliates of Abax Global Capital (“Abax”) and certain of the Company’s employees and officers (collectively, the “Purchasing Group”) prior to the effective time of the merger pursuant to a contribution agreement between Parent, each member of the Purchasing Group and Tianfu Investments Limited, a Cayman Islands company directly owning 100% of the equity interest in Parent). Currently, the Purchasing Group collectively beneficially owns approximately 40.4% of the Company’s outstanding shares of common stock.

The Merger Agreement includes customary termination provisions for both the Company and Parent. If the Merger Agreement is terminated under certain circumstances, the Company will be required to pay Parent a termination fee of $22,500,000. If the Merger Agreement is terminated under certain other circumstances, Parent will be required to pay the Company a termination fee equal to $30,000,000.

The Company’s Board of Directors, acting upon the unanimous recommendation of a special committee of the Board of Directors comprised solely of independent and disinterested directors (the “Special Committee”), approved and adopted the Merger Agreement and has recommended that the Company’s shareholders vote to approve the Merger Agreement. The Special Committee negotiated the terms of the Merger Agreement with the assistance of legal and financial advisors to the Special Committee.

The merger is currently expected to close in the fourth quarter of this year, and is subject to customary closing conditions as well as approval and adoption of the Merger Agreement by the Company’s shareholders (including the affirmative approval of the holders of a majority in combined voting power of the outstanding Shares not owned by the Purchasing Group). Accordingly, no assurance can be given that the merger will be completed.

On July 13, 2011, the Company filed a Preliminary Proxy Statement (“Preliminary Merger Proxy”) together with a Schedule 13E-3 with the Securities Exchange Commission (“SEC”) indicating its intention to call a special meeting of its shareholders at a still to be specified date to vote on the Merger Agreement for the Company to go private.

If completed, the merger will result in the Company becoming a privately-held company, and the Shares will no longer be listed on any public market.

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of the Company. Any solicitation of proxies will be made only by the proxy statement that will be provided to the Company's stockholders. Investors and security holders of the Company are urged to read the proxy material because it contains important information about the Company and the proposed going private transaction.

Conference Call Details

The Company will host a conference call to discuss the second quarter 2011 financial results at 9:00 a.m. ET on Wednesday, August 10, 2011. Tianfu Yang, Chairman and Chief Executive Officer, Zedong Xu, Chief Financial Officer, and Christy Shue, Executive Vice President, will be on the call.

To participate in the conference call, please dial any of the following numbers:

US Dial in (Toll Free):	1-877-317-6789
Canada Dial in (Toll Free):	1-866-605-3852
International Dial In:	1- 412-317-6789
China North Toll Free:	10-800-712-2304
China South Toll Free:	10-800-120-2304

The conference ID for the call is Harbin Electric.

This conference call will be broadcast live over the Internet. To listen to the live webcast, go to www.harbinelectric.com and click on "Harbin Electric Q2 2011 Financial Results Conference Call." The replay of the webcast will be available for 30 days and will be archived on the Investor Kits page of the website after 30 days.

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company’s periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2010.  The Company does not undertake any obligation to update forward-looking statements contained in the press release.  This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts.  These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company’s future performance, operations and products.

A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the Merger Agreement will be consummated.  The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters.  Such risks and uncertainties include:  any conditions imposed on the parties in connection with consummation of the transactions described herein; adoption of the Merger Agreement by our shareholders; satisfaction of various other conditions to the closing of the transactions described herein; and the risks that are described from time to time in our reports filed with the SEC.

About Harbin Electric, Inc.

Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized, and value-added products. Its major product lines include industrial rotary motors, linear motors, and specialty micro-motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in the energy industry, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, chemical, petrochemical, as well as in the metallurgical and mining industries. The Company operates four manufacturing facilities in China located in Xi'an, Weihai, Harbin, and Shanghai.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaboration with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Relying on its own proprietary technology, the Company developed an energy efficient linear motor driven oil pump, the first of its kind in the world, for the largest oil field in China. Its self-developed linear motor propulsion system is powering China's first domestically-made linear-motor-driven metro train. As China continues to grow its industrial base, Harbin Electric aspires to be a leader in the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit www.harbinelectric.com.

For investor and media inquiries, please contact:

Christy Shue
Harbin Electric, Inc.
Executive VP, Finance & Investor Relations
Tel:       1-631-312-8612
Email:   IR@HarbinElectric.com

Linda Bergkamp
Christensen Investor Relations
Tel:       1-480-614-3004
Email:   lbergkamp@christensenir.com